Exhibit 4.20

Execution Version

DATED AS OF ___29 May________ 2015

LATAM Airlines Group S.A.

as Shareholder

and

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as SUBORDINATION AGENT,

as SUBORDINATION AGENT

Call Option Agreement

- i-

Schedule 1	Form of Option Notice

Schedule 2	Form of Certificate from Shareholder

Schedule 3	Form of Certificate from Relevant Transferee

- ii-

THIS CALL OPTION AGREEMENT (this "Agreement") is dated as of           29 May                      2015 and made between LATAM AIRLINES GROUP S.A. (formerly having the legal name LAN Airlines S.A. and doing business as LAN Airlines), a corporation organised and existing under the laws of Chile whose principal place of business is at Edificio Huidobro, Avenida Presidente Riesco 5711, piso 20, Las Condes, Santiago, Chile (the "Shareholder"); and Wilmington Trust Company, not in its individual capacity but solely as Subordination Agent, acting through its offices at 1100 North Market Street Wilmington, Delaware 19890, as Subordination Agent (in this capacity the "Subordination Agent").

WHEREAS, the Shareholder is the registered owner of the entire issued share capital of Rayador Leasing Limited (the "Company"); and

WHEREAS, pursuant to the Note Purchase Agreement, the noteholders have agreed to purchase the Equipment Notes, on the terms and subject to the conditions contained therein; and

WHEREAS, it is a condition precedent to the obligations of the Secured Parties pursuant to the Note Purchase Agreement that the Shareholder executes and delivers this Agreement.

IT IS AGREED:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01         Definitions. In this Agreement:

"Charge over Shares" means the charge over the shares in the Lessor entered into or to be entered into on or about the date of the Note Purchase Agreement by the Lessee in favor of the Subordination Agent.

"Charged Shares" has the meaning given to it in the Charge over Shares.

"Completion Costs" means all costs and expenses incurred by the Subordination Agent in connection with the completion of the acquisition of the Shares pursuant to this Agreement, including without limitation, all legal fees.

"Completion Date" means the date for completion of the transfer of the Shares, as specified in the relevant Option Notice (provided that in the event of the Option Notice being served as a result of the occurrence of Option Event (c) or (d) such date shall be a date falling on or after January 5, 2021), or such later date on which the Subordination Agent confirms that it has received the documents and evidence specified in Sections 2.03 (Completion) and 5.02 (Transfer conditions).

"Indenture" means each indenture and security agreement relating to an Aircraft between the Company and the Loan Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, including supplementation by an Indenture Supplement pursuant to the Indenture.

"Indenture Event of Default" has the meaning given to it in the Indentures.

"Option Consideration" means in respect of the Shareholder, the release by the Subordination Agent of the Shareholder from all future obligations arising under the Charge over Shares.

"Option Events" means any of the following:

(a)          a Change in Law in the Republic of Chile or the Cayman Islands which may adversely affect the validity or enforceability of the Charge over Shares; and/or

(b)          the occurrence of an Indenture Event of Default which is continuing; and/or

(c)          if a Put Option Notice has not been served on or before July 5, 2020; and/or

(d)          if a Put Option Notice has been served in accordance with the Put Option Agreement but Completion (as defined in the Put Option Agreement) has not taken place in accordance with the Put Option Agreement.

"Option Notice" means a notice from the Subordination Agent to the Shareholder served pursuant to Article II (Grant of Call Option) in the form set out in Schedule 1 (Form of Option Notice).

"Participation Agreement" means each participation agreement relating to an Aircraft between, inter alios, the Shareholder, the Company and the Loan Trustee (in the capacities therein described);

"Put Option Agreement" means the put option agreement dated as of on or about the date hereof to be issued by the Administrator in favor of the Shareholder in respect of, inter alia, the entire issued share capital of the Company.

"Put Option Notice" has the meaning given to the term Option Notice in the Put Option Agreement.

"Shares" means in respect of the Shareholder, the 100 fully paid-up ordinary shares of par value $1 in the capital of the Company being the entire issued share capital of the Company.

"Transferee" has the meaning given to it in Section 5.02 (Transfer conditions).

"Trustee Nominee" means:

(a)          the Administrator; or

(b)          any financial institution or orphan charitable trust nominated by the Subordination Agent, in each case incorporated in a tax neutral jurisdiction and, so long as no Indenture Event of Default has occurred, reasonably acceptable to the Company and the Shareholder.

Section 1.02         Construction.

Unless otherwise defined in this Agreement, capitalised terms used in this Agreement have the meaning given to them in the Note Purchase Agreement.

ARTICLE II

GRANT OF CALL OPTION

Section 2.01         Grant of Call Option. In consideration of the relevant Secured Parties agreeing to purchase the Equipment Notes and the sum of US$10 paid by the Subordination Agent to the Shareholder (receipt of which is hereby acknowledged), the Shareholder hereby grants the Subordination Agent the option (exercisable at the discretion of the Subordination Agent in accordance with terms of this Agreement) to require the Shareholder to transfer the Shares on the Completion Date, to the Subordination Agent or a Trustee Nominee (on behalf of the Subordination Agent) for the Option Consideration.

Section 2.02         Service of Option Notice.

(a)          The Subordination Agent may, if instructed by the Controlling Party, serve an Option Notice on the Shareholder at any time after the occurrence of an Option Event.

(b)          The Completion Date shall be a Business Day specified in the Option Notice, which shall be at least ten (10) Business Days after the date of service by the Subordination Agent of the Option Notice.

Section 2.03         Completion.

(a)          On the Completion Date, the Shareholder shall transfer the Shares to the Subordination Agent or the Trustee Nominee with full title guarantee and free and clear of all Liens (other than the Lien created pursuant to the Charge over Shares) and shall, on or before the date hereof, deliver, or procure that there is delivered, to the Subordination Agent:

(i)          all original share certificates issued by the Company at any time in respect of the Shares;

(ii)         a blank and undated stock transfer form in respect of the Shares (in the form required by applicable law in the Cayman Islands) duly executed by the Shareholder;

(iii)        an executed and undated letter of resignation and related letter of authorization from each director or alternate director of the Company;

(iv)        a memorandum signed by a director of the Company concerning the endorsement of a note of the Charge over Shares on the Register of Members of the Company as more fully described in Section 3.3(d) of the Charge over Shares;

(v)         a notice of share charge addressed by the Shareholder to the Company as more fully described in Section 3.3(e) of the Charge over Shares;

(vi)        an irrevocable shareholder proxy executed by the Shareholder in favor of the Subordination Agent as more fully described in Section 3.3(f) of the Charge over Shares;

(vii)       a receipt for, or other evidence of payment of:

(A)         any stamp duties or other documentary taxes payable in connection with the transfer of the Shares; and

(B)         all other Taxes due and payable by the Company in any relevant jurisdiction prior to the Completion Date;

(viii)      a resolution passed in accordance with the Articles of Association of the Company appointing as directors of the Company such persons as may have been notified to the Shareholder by the Subordination Agent;

(ix)         all corporate and financial records, minute books, registers and other documents, and all corporate seals, relating to the Company or its business and held by (or on behalf of) the Shareholder;

(x)          a certificate, in the form set out in Schedule 2 (Form of Certificate from Shareholder) and signed by a duly authorised officer of the Shareholder addressed to the Subordination Agent and, if applicable, to the Trustee Nominee, attaching a complete list of all documents delivered to the Subordination Agent pursuant to this Section 2.03 (Completion) as at the Completion Date; and

(xi)         such other documents relating to the business or offices of the Company as the Subordination Agent may reasonably require.

(b)          The Subordination Agent shall:

(i)          subject to the satisfaction of the conditions set out in Section 5.02 (Transfer conditions);

(ii)         upon receipt of and after verification of each document delivered to it pursuant to Section 2.03(a); and

(iii)        upon receipt of the Completion Costs,

release, in writing (and at the cost of the Shareholder) the Shareholder from all future obligations arising after the Completion Date under the Charge over Shares.

(c)          A certificate given by the Subordination Agent as to the amount of any Completion Costs shall, save in the case of manifest error, be conclusive evidence of the matters so certified and shall be binding upon the Shareholder. Any such certificate shall contain a reasonable explanation of the way in which the amounts to which it relates were calculated, together with reasonable supporting evidence provided that in providing such a reasonable explanation and such evidence, the Subordination Agent shall not be required to disclose any document or information relating to its (or any Secured Party’s) business or affairs which it considers (in its bona fide opinion) to be of a confidential nature.

Section 2.04         Revocation of Option Notice. Any Option Notice given by the Subordination Agent pursuant to Section 2.02 (Service of Option Notice) may be revoked by the Subordination Agent in writing at any time prior to the Completion Date but shall, until so revoked, constitute a binding contract (subject to Section 2.05 (Termination of call option) and all other applicable terms of this Agreement) for the transfer of the Shares on the Completion Date. Any exercise or attempted exercise by the Subordination Agent of an option to acquire the Shares which does not proceed to completion due to either (a) the revocation by the Subordination Agent of the relevant Option Notice or (b) a failure by the Shareholder to produce any document or to satisfy any condition required pursuant to Sections 2.03 (Completion) or 5.02 (Transfer conditions) shall not preclude or prejudice any subsequent exercise by the Subordination Agent of the option granted pursuant to this Agreement.

Section 2.05         Termination of Call Option. The option granted to the Subordination Agent pursuant to this Agreement shall terminate upon:

(a)          the final discharge in full of the "Secured Obligations" under or pursuant to the Financing Agreements relating to each Aircraft, and provided no "Event of Default" pursuant to any Indenture has occurred and is continuing; or

(b)          the occurrence of "Completion" as defined under the Put Option Agreement relating to the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and warranties. The representations and warranties set out in this Article III (Representations and Warranties) are made by the Shareholder in favor of the Subordination Agent.

Section 3.02         Status.

(a)          It is a corporation, duly organised and validly existing under the laws of the Republic of Chile.

(b)          It has the power and authority to own its assets and carry on its business as it is being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify would materially adversely affect its business or financial condition.

Section 3.03         Powers and authority. It has the power to enter into and perform, and all necessary corporate, shareholder and other action has been taken to authorise the entry into and performance of this Agreement, its obligations under this Agreement and the transactions contemplated by this Agreement.

Section 3.04         Legal validity.

(a)          This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the Subordination Agent, constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          Subject to the requirements for notarisations and translations to which reference is made in the legal opinion of Philippi, Yrarrazaval, Pulido & Brunner referred to in Section 3.01(g) of the Participation Agreement, this Agreement is in the proper form for its enforcement in the jurisdiction of its incorporation.

Section 3.05         Non-conflict. The entry into and performance by it of, and the transactions contemplated by, this Agreement does not:

(a)          conflict with any Applicable Law applicable to it or any order of any Government Body or any judgment, order or decree of any court having jurisdiction over it; or

(b)          conflict with its By-Laws or constitutional documents (as applicable); or

(c)          conflict with any document which is binding upon it or any of its assets.

Section 3.06         Authorisations. All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect.

Section 3.07         Registration. Except for the taking of any other action specified in any legal opinion, it is not necessary or advisable in order to ensure the validity, effectiveness, enforceability and admissibility in evidence of this Agreement or to establish, perfect or protect the rights and interests of the Subordination Agent under this Agreement that any filing, registration, recordation, notarisation or other action be taken in the Shareholder’s jurisdiction of incorporation.

Section 3.08         Matters relating to the Shares.

(a)          The Shares comprise the entire issued share capital of the Company and are paid up in full.

(b)          The Shareholder is the legal and beneficial owner of all of the Shares, free and clear of all Liens (other than the Lien created pursuant to the Charge over Shares).

Section 3.09         Shareholder deliverables under the Charge over Shares. The Shareholder has delivered to the Subordination Agent, or shall deliver to the Subordination Agent concurrently with the execution hereof, the items set forth in Section 3.3 of the Charge over Shares.

Section 3.10         Times for making representations.

(a)          The representations set out in this Article III (Representations and Warranties) are made on the date of this Agreement and shall be repeated on the Completion Date, with reference to the facts and circumstances existing as at such time.

ARTICLE IV

UNDERTAKINGS

Section 4.01        Negative pledge. The Shareholder shall not, without the prior written consent of the Subordination Agent, sell, assign, transfer, charge, pledge or encumber in any manner any of the Shares or agree to do any of the aforesaid or suffer to exist any Lien over any of the Shares, in each case other than pursuant to the Charge over Shares or as expressly permitted pursuant to this Agreement and the Put Option Agreement.

Section 4.02         Further shares. The Shareholder shall not, without the prior written consent of the Subordination Agent, procure or authorise or, to the extent within its control, permit the issue of any further shares in the Company and if any further such shares are issued despite the provisions of this Section 4.02 (Further shares), the Shareholder shall procure that such further shares are held on the terms of the Charge over Shares as if they were included in the Charged Shares and, at no cost to the Subordination Agent, immediately procure the execution of:

(a)          documentation necessary to charge such shares in accordance with the terms of the Charge over Shares in form and substance satisfactory to the Subordination Agent and the share transfer forms and proxies referred to in Sections 3.4 (b) and (d) of the Charge over Shares duly signed by the holders of such shares and promptly deliver them to the Subordination Agent; and

(b)          documentation necessary to make such shares subject to an option, as set out in Article II (Grant of call option).

Section 4.03         Appointment of directors. The Shareholder shall notify the Subordination Agent immediately upon the appointment of any further director or officer or executive of the Company and promptly deliver to the Subordination Agent undated letters of resignation referred to in Section 3. 4 (c) of the Charge over Shares duly signed by such persons.

Section 4.04         No other exercise of rights. The Shareholder hereby undertakes and covenants with the Subordination Agent that it shall not exercise its rights as shareholder of the Company without the prior written consent of the Subordination Agent.

Section 4.05         Prior consent of Subordination Agent. The Shareholder agrees with the Subordination Agent that it shall not give or cause to be given directions to the directors of the Company or cause to be taken or take any other steps:

(a)          to increase or consolidate, divide, cancel, reduce or otherwise alter the issued share capital of the Company after the date hereof; or

(b)          to sell, transfer, vary, transpose, assign, pledge, charge, mortgage, hypothecate, encumber or otherwise deal in any manner in any of its issued shares in the capital of the Company (other than, in any such case, pursuant to this Agreement, the Put Option Agreement or the Charge over Shares) to the extent it is within its control; or

(c)          to amend, vary or substitute in any way whatsoever any of the provisions of the Memorandum of Association and/or the Articles of Association of the Company,

without in each case first obtaining the consent in writing of the Subordination Agent.

Section 4.06        No inconsistent actions. The Shareholder hereby undertakes and covenants with the Subordination Agent that it shall not take any action which is inconsistent with the obligations of the Company (and the rights of the Secured Parties) under the Financnig Agreement relating to any Aircraft.

ARTICLE V

TRANSFER CONDITIONS

Section 5.01         Notice to Subordination Agent. The Shareholder shall, upon service by it of a Put Option Notice, promptly send a copy of such Put Option Notice to the Subordination Agent.

Section 5.02         Transfer conditions. The following shall be conditions to any transfer of the Shares pursuant to this Agreement and the Put Option Agreement:

(a)          in the case of the Put Option Agreement, no Option Notice shall have been served pursuant to this Agreement;

(b)          the Subordination Agent shall have received, in form and substance satisfactory to it, a confirmation from:

(i)          the Administrator (in the case of a transfer pursuant to the Put Option Agreement); or

(ii)         the Trustee Nominee (in the case of a transfer pursuant to this Agreement),

each a "Transferee" in the form set out in Schedule 3 (Form of Certificate from Relevant Transferee);

(c)          the Subordination Agent shall have received, in form and substance satisfactory to it, an opinion from Maples and Calder, Cayman Islands counsel, confirming that (i) title to the Shares has been validly transferred to the relevant Transferee, (ii) as at the date of such transfer as a matter of Cayman Islands law the charge created by the Charge over Shares remains valid and enforceable notwithstanding the transfer of the Shares to the relevant Transferee; and (iii) such Transferee’s title to the Shares is expressly subject to the charge created by the Charge over Shares;

(d)          the Subordination Agent shall have received each of the documents set out in Section 3.3 of the Charge over Shares executed by the relevant Transferee or, as the case may be, each relevant director and officer; and

(e)          all documents reasonably requested by any Secured Party or the Subordination Agent for the purposes of client verification or other similar "know your client" procedures shall have been received by them and any such Secured Party shall have completed such procedures to its satisfaction.

ARTICLE VI

ASSIGNMENT

Section 6.01         Benefit and burden. This Agreement shall be binding upon the Shareholder and its respective successors in title and shall enure for the benefit of the Subordination Agent and its respective successors in title.

Section 6.02         No assignment by the Shareholder. The Shareholder may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Subordination Agent.

ARTICLE VII

AMENDMENTS AND WAIVERS

Section 7.01         Procedure. Any term of this Agreement may be amended or waived with the agreement in writing of the Parties.

Section 7.02         Waivers and remedies cumulative.

(a)          The rights of the Subordination Agent under this Agreement:

(i)          may be exercised as often as necessary;

(ii)         are cumulative and not exclusive of its rights under the general law; and

(iii)        may be waived only in writing and specifically.

(b)          Delay in exercising or non-exercise of any right is not a waiver of that right.

ARTICLE VIII

FURTHER PROVISIONS

Section 8.01         Severability. If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)          the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)          the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

Section 8.02         Counterparts. As between the Parties, this Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

Section 8.03         Further Assurance. The Shareholder agrees that it will from time to time do and perform such other and further acts and execute and deliver such further documents to establish, maintain and protect the rights and remedies of the Subordination Agent and to carry out the intent and purpose of this Agreement.

ARTICLE IX

NOTICES

Section 9.01         In writing.

(a)          Any communication in connection with this Agreement shall be in writing and, unless otherwise stated, may be given in person, by post or fax.

(b)          Unless it is agreed to the contrary, any consent or agreement required under this Agreement shall be given in writing.

Section 9.02         Contact details.

(a)          The contact details of the Shareholder and the Subordination Agent for this purpose are as follows:

Wilmington Trust Company

Address:	1100 North Market Street
Wilmington, Delaware 19890

Attention:	Corporate Trust Admin/Drew Davis

Reference:	LATAM 2015-1 EETC

Telephone:	+1 302-636-6182

Facsimile:	+1 302-636-4140

E-mail:	DHDavis@Wilmingtontrust.com

(it being agreed that electronic notification shall not constitute notice under this Article IX (Notices))

Address:	LATAM Airlines Group S.A.
Edificio Huidobro
Avenida Presidente Riesco
piso 20
Las Condes
Santiago
Chile

Fax number:	+56 22 565 8764

Attention:	Senior Vice President Corporate Finance/General Counsel.

Email:	GrupoTesoreriaPagosChile_2@lanchile.com

(it being agreed that such electronic notification shall not constitute notice under this Article IX (Notices))

(b)          Any Party may change its contact details by giving five (5) Business Days' notice to the other Party.

(c)          Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

Section 9.03         Effectiveness.

(a)          Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)          if delivered in person, at the time of delivery;

(ii)         if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)        if by fax, when received in legible form.

(b)          A communication given under Section 9.03(a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)          A communication to the Subordination Agent will only be effective on actual receipt by it.

Section 9.04         Notice period. Where any Financing Agreement specifies a minimum period of notice to be given to any Party, that Party shall, at its discretion, accept a shorter notice period.

ARTICLE X

LANGUAGE

(a)          Any notice given in connection with this Agreement shall be in English.

(b)          Any other document provided in connection with this Agreement shall be:

(i)          in English; or

(ii)         (unless the Subordination Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

ARTICLE XI

GOVERNING LAW

Section 11.01         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

ARTICLE XII

ENFORCEMENT

Section 12.01         Jurisdiction, Service of Process. Any action or process against the any of the parties hereto with respect to this Agreement may be brought in accordance with Section 7.10 of the Participation Agreement as if the same were repeated herein in full mutatis mutandis, and the Company hereby consents to service of process as therein set forth.

Section 12.02       Waiver of immunity.

(a)          The Shareholder irrevocably and unconditionally:

(i)          agrees not to claim any immunity from proceedings brought by the Subordination Agent against it in relation to this Agreement and to ensure that no such claim is made on its behalf;

(ii)         consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(iii)        waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

FORM OF OPTION NOTICE

To:	[•]

Date:	[•]

Dear Sirs,

RAYADOR LEASING LIMITED (the "Company")

We refer to the Call Option Agreement dated as of _________________ 201[•] between us relating to the issued share capital of the Company (the "Call Option Agreement").

Terms defined in the Call Option Agreement shall have the same meanings when used in this Notice.

We hereby give you notice, pursuant to Article II (Grant of Call Option) of the Call Option Agreement, of our intention to exercise our option to acquire the Shares.

The Completion Date will be [•], or if such day is not a Business Day, the next succeeding Business Day.

[The entity to which the Shares should be transferred is [full legal name (if not Subordination Agent)].]

The following individuals should be appointed as directors of the Company with effect from the Completion Date: [full name of each director].

[The following individuals should be given signing authority, with effect from the Completion Date, for all purposes in connection with the Company’s bank accounts: [full name of each signatory].]

Yours faithfully,

For and on behalf of
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent

SCHEDULE 2

FORM OF CERTIFICATE FROM SHAREHOLDER

To:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent

[and transferee if different]

Date:	[•]

Dear Sirs,

RAYADOR LEASING LIMITED (the "Company")

We refer to the Call Option Agreement dated as of ____________________ 201[•] between us relating to the issued share capital of the Company (the "Call Option Agreement").

Terms defined in the Call Option Agreement shall have the same meanings when used in this certificate.

We hereby represent and warrant that:

1.	attached hereto is a complete list of all documents required to be delivered to you pursuant to Sections 2.03 (Completion) and 5.02 (Transfer conditions) of the Call Option Agreement;

2.	the Shares constitute the entire issued fully paid up share capital of the Company; and

3.	the Company has not conducted any business other than in accordance with its obligations under the Financing Agreements.

In consideration of Wilmington Trust Company, not in its individual capacity but solely as Subordination Agent’s [name of transferee] (the "Transferee") agreement to accept a transfer of the Shares and in consideration of the Option Consideration, we hereby, jointly and severally, undertake to indemnify and hold the Transferee harmless on demand for any liability which the Transferee may suffer or incur as a result of any of the foregoing representations and warranties being incorrect or misleading.

This certificate shall in all respects by governed by, and construed in accordance with, the internal laws of the State of New York, United States of America.

Yours faithfully,

For and on behalf of
LATAM Airlines Group S.A.

We acknowledge receipt of the documents listed in the attached schedule.

Yours faithfully,

For and on behalf of
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent

SCHEDULE 3

FORM OF CERTIFICATE FROM RELEVANT TRANSFEREE

To:	Wilmington Trust Company, not in its individual capacity but solely as Subordination Agent

Date:	[•]

Dear Sirs,

RAYADOR LEASING LIMITED (the "Company")

We refer to the Call Option Agreement dated as of ______________________ 201[•] between [•] and you relating to the issued share capital of the Company (the "Call Option Agreement").

Terms defined in the Call Option Agreement shall have the same meanings when used in this certificate.

We hereby acknowledge and agree that our rights in respect of the Shares transferred to us pursuant to the [Call Option Agreement] [Put Option Agreement] are expressly subject to the security constituted in your favor pursuant to the Charge over Shares.

This certificate shall in all respects by governed by, and construed in accordance with, the internal laws of the State of New York, United States of America.

Yours faithfully,

For and on behalf of
[•]

Acknowledged and agreed:

For and on behalf of
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent

Execution Page

Call Option Agreement – RAYADOR LEASING LIMITED

THE SHAREHOLDER

LATAM AIRLINES GROUP S.A.

By:	/s/ Pilar Duarte
Title: Authorized Signatory

THE SUBORDINATION AGENT

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent

By:	/s/ Drew H. Davis
Title: Assistant Vice President